CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC
Certified Public Accountants
Phone (801) 292-8756 - Fax (801) 292-8809 - www.cbnmcpa.com

October 19, 2010

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 "Changes in Registrant's Certifying Account" in the Form 8-K dated July 26, 2010 of Shrink Nanotechnologies, Inc. and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

/s/ Chisholm, Bierwolf, Nilson & Morrill

______________________________________
Chisholm, Bierwolf, Nilson & Morrill

PCAOB Registered, Members of AICPA, CAQ and UACPA
533 West 2600 South, Suite 25 - Bountiful, Utah 84010             12 South Main Street, Suite 208 - Layton, Utah 84041